UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2014

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Disposition of Crescent VIII
On May 26, 2010, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBSII Crescent VIII, LLC (the “Owner”), purchased a four-story office building containing 82,265 rentable square feet (“Crescent VIII”). Crescent VIII is located at 8350 E. Crescent Parkway in Greenwood Village, Colorado on approximately 4.2 acres of land.
On October 30, 2014, the Owner entered into a purchase and sale agreement and escrow instructions (the “Agreement”) for the sale of Crescent VIII to a purchaser unaffiliated with the Company or its advisor. Pursuant to the Agreement, the sale price for Crescent VIII is $17.25 million, subject to certain concessions and credits that will be finalized at closing. As of November 7, 2014, the Company’s aggregate cost of Crescent VIII was $14.4 million, which includes the initial purchase price of $12.5 million plus capital expenditures and lease commissions since acquisition of $1.7 million and acquisition fees and expenses of $0.2 million. The sale price per square foot of Crescent VIII, based on the $17.25 million contractual sales price and excluding certain concessions, credits and closing costs and expenses, will be approximately $210 compared to an aggregate cost per square foot of $175. The actual sales price per square foot will be lower once the concessions, credits and closing costs and expenses referenced above are factored into the sales price.
There can be no assurance that the Company will complete the sale of Crescent VIII. The purchaser would be obligated to purchase Crescent VIII only after satisfaction of agreed upon closing conditions. In some circumstances, if the purchaser fails to complete the acquisition, it may forfeit up to $0.5 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: November 10, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer